EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan, as Amended and Restated on June 9, 2023, of our reports dated February 22, 2023, with respect to the consolidated financial statements and schedule of Garmin Ltd. and Subsidiaries and the effectiveness of internal control over financial reporting of Garmin Ltd. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

June 16, 2023